Exhibit 23(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 19, 2003, relating to the 2002 consolidated financial statements and financial statement schedule of Florida Public Utilities Company, appearing in the Annual Report on Form 10-K of Florida Public Utilities Company for the year ended December 31, 2004.

DELOITTE & TOUCHE LLP

West Palm Beach, Florida

June 6, 2005